Subsidiaries of Atlantic Capital Bancshares, Inc.                                                                     Exhibit 21

Atlantic Capital Bank, N.A.

Quantum Holdings, LLC

First Security Holdings, Inc.*

First Security Intangible Properties, Inc.*

First Security Investments, Inc.*

*Inactive